EXHIBIT 3



                         DEUTSCHE BANK SECURITIES INC.
                                60 WALL STREET
                           NEW YORK, NEW YORK 10005



                                                           May 6, 2006


ECC Acquisition, Inc.
Attention: Jeffrey H. Smulyan

Ladies and Gentlemen:

         You have advised Deutsche Bank Securities Inc. ("DBSI") of your intention to enter into a transaction (the "Transaction") in which you ("Newco"), a company newly formed by Jeffrey H. Smulyan and certain other investors, would acquire all of the outstanding capital stock of Emmis Communications Corporation (the "Acquired Business"). You have asked us to assist you in (i) raising funds in an aggregate amount of $1.036 billion to consummate the Transaction through the arrangement of senior secured term loans of Newco and its affiliates (the "Term Loans") and through the sale or placement of debt securities (the "Notes") to be issued by Newco and (ii) arranging a working capital facility in an amount necessary to fund ongoing working capital (the "REVOLVING CREDIT FACILITY" and, together with the Term Loans, the "Bank Financing"). It is our understanding that other than the Bank Financing and the Notes, Newco would have no other indebtedness for money borrowed after giving effect to the consummation of the Transaction.

         We are pleased to inform you that, based upon our understanding of the Transaction as summarized above and current market conditions and subject to, among other things, the conditions set forth below, we are highly confident of our ability to arrange the Bank Financing and sell or place the Notes in connection with the Transaction. The structure, covenants and terms of the Bank Financing and the Notes would be as determined by DBSI in consultation with you, on terms mutually acceptable to both parties based on market conditions at the time of the arrangement and the sale or placement and on the structure and documentation of the Transaction. Our confidence in our ability to arrange the Bank Financing and consummate the sale or placement of the Notes is subject to, among other things, (i) there not having occurred any material adverse change in the condition (financial or otherwise), results of operations, business or prospects of the Acquired Business, (ii) there not existing any pending or threatened claim, suit or proceeding which DBSI shall reasonably determine could have a materially adverse effect on the business, property, assets, liabilities, condition (financial or otherwise) or prospects of Newco or the Acquired Business, (iii) the receipt of all necessary governmental, regulatory or third party approvals or consents in connection with the Transaction, (iv) the execution and delivery of documentation for the Transaction and related transactions in form and substance reasonably satisfactory to DBSI and such documentation

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                                       -2-


being  in full  force  and  effect,  (v)  agreement  on the  terms of the Bank
Financing and the Notes and negotiation and execution of satisfactory documentation relating thereto, (vi) DBSI and its representatives shall have completed and be satisfied with the results of its financial, business, environmental and legal due diligence, (vii) the receipt and review (to our reasonable satisfaction) of independent third party reports as to certain matters customarily so reported upon in transactions of this type, (viii) the availability of audited and unaudited historical financial statements of Newco and the Acquired Business and pro forma financial statements of Newco after giving effect to the Transaction, in each case reasonably acceptable to DBSI,
(ix) there not having been any material disruption or material adverse change in the market for new issues of high yield securities or the syndication market for credit facilities or the financial or capital markets in general, in the judgment of DBSI, (x) DBSI having been engaged to and having a reasonable time to arrange the Bank Financing and market the Notes based on DBSI's experience in comparable transactions, and (xi) completion of credit and other internal approvals.

         This letter is not intended to be and should not be construed as a commitment to provide or arrange, or to offer to provide or arrange, the Bank Financing, the underwriting, sale or placement of the Notes or any other financing, on terms described herein or otherwise. Any such commitment, if forthcoming, would be evidenced by a separate written agreement executed by DBSI (or a designated affiliate thereof).

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                                      -3-


         Except as otherwise required by law or unless DBSI has otherwise consented in writing, you are not authorized to show or circulate this letter to any other person or entity (other than your legal or financial advisors in connection with your evaluation hereof and the Acquired Business and its legal and financial advisors).

                                        Very truly yours,

                                        DEUTSCHE BANK SECURITIES INC.


                                        By: /s/ Sean Murphy
                                            -----------------------------
                                            Name:   Sean Murphy
                                            Title:  Managing Director


                                        By: /s/ Elizabeth Chang
                                            -----------------------------
                                            Name:   Elizabeth Chang
                                            Title:  Director